As filed with the Securities and Exchange Commission on November 20, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BEVERLY ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1691861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Thousand Beverly Way Fort Smith, Arkansas	72919
(Address of Principal Executive Offices)	(Zip Code)

BEVERLY ENTERPRISES, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

John G. Arena
General Counsel—Corporate Law
One Thousand Beverly Way
Fort Smith, Arkansas 72919
(Name and address of agent for service)

479-201-2000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering price(1)	Amount of registration fee

Beverly Enterprises, Inc. Executive Deferred Compensation Plan Obligations (2)	$10,000,000	100%	$10,000,000	$920

(1)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(o).
(2)
The Beverly Enterprises, Inc. Executive Deferred Compensation Plan Obligations are unsecured obligations of Beverly Enterprises, Inc. to pay deferred compensation in the future in accordance with the terms of the Beverly Enterprises, Inc. Executive Deferred Compensation Plan.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Beverly Enterprises, Inc., a Delaware corporation (the “Registrant”), relating to up to $10,000,000 of unsecured obligations of the Registrant to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Beverly Enterprises, Inc. Executive Deferred Compensation Plan (the “Plan”).

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by Registrant are incorporated by reference, as of their respective dates, in this Registration Statement:

•	Annual Report on Form 10-K for the period ended December 31, 2001, filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 13, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Commission on November 14, 2002;

•	Current Report on Form 8-K dated July 30, 2002, filed with the Commission on July 30, 2002;

•	Current Report on Form 8-K dated August 1, 2002, filed with the Commission on August 1, 2002;

•	Current Report on Form 8-K dated August 13, 2002, filed with the Commission on August 13, 2002;

•	Current Report on Form 8-K dated October 31, 2002, filed with the Commission on October 31, 2002;

•	Current Report on Form 8-K dated November 14, 2002, filed with the Commission on November 14, 2002.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein

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modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Up to $10,000,000 of Plan Obligations are being registered under this Registration Statement to be offered to certain eligible employees of the Registrant pursuant to the Plan. The Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrant, and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time.

Obligations will consist of amounts equal to each Plan participant’s vested account, which will be credited with the compensation each participant defers in accordance with the terms of the Plan and the contributions made on each participant’s behalf by the Registrant pursuant to the Plan. A participant may defer up to 75% of his or her salary and up to 100% of his or her incentive compensation. In addition, the Registrant may make matching contributions and/or discretionary contributions on a participant’s behalf. For certain former participants in the Registrant’s supplemental executive retirement plan (“SERP”), the Registrant will make an initial, one-time contribution to the Plan on their behalf equal to the benefits they will waive in order to participate in the Plan. The Registrant may also make contributions on behalf of certain former SERP participants thereafter in accordance with a schedule set forth in the Plan.

A participant’s deferrals and the Registrant’s contributions on the participant’s behalf will be credited with earnings (or losses) based on the deemed investment of such amounts in one or more funds offered under the Plan and selected by the participant.

The vested accrued balance in a participant’s account under the Plan shall be paid in cash at either (i) a future year specified by the participant while he or she is still employed by the Registrant, or (ii) upon the participant’s termination of employment, death or disability. Participants terminating employment with five or more years of combined participation in the Plan and the SERP may elect to receive distributions in a single lump sum or annual installment payments over a period of two to fifteen years. In addition, with the consent of the committee appointed to administer the Plan, a participant may receive all or a portion of his or her account while the participant is still employed upon paying a 10% penalty, or, with no penalty, on account of severe financial hardship.

A participant’s Obligations cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant, and pass only to a survivor beneficiary under the Plan, or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the payout to the participant. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a participant’s right to Obligations in the amount of the participant’s vested Plan account as of the date of such amendment or termination without the participant’s consent.

Item 5.    Interests of Named Experts and Counsel

John G. Arena, who has delivered to the Registrant a legal opinion regarding the validity of the Obligations registered pursuant to this Registration Statement, is the Registrant’s General Counsel—Corporate Law, and it is currently anticipated that Mr. Arena will be eligible to participate in the Plan.

Item 6.    Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant shall, to the full extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) or other applicable laws presently or hereafter in effect, indemnify each person who is or was or who has agreed to become a director or officer of the Registrant, or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of the Registrant as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the Registrant (including the heirs, executors, administrators or estate of such person), and eliminates the personal liability of its directors to the full extent permitted by the DGCL, or other applicable laws presently or hereafter in effect. The Registrant has entered into an indemnification agreement with each of its directors.

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Item 7.    Exemptions from Registration Claimed

Not applicable.

Item 8.    Exhibits

EXHIBIT NUMBER	EXHIBIT
4.1	— Beverly Enterprises, Inc. Executive Deferred Compensation Plan
5.1	— Opinion of John G. Arena, Esq.
23.1	— Consent of John G. Arena, Esq. (1)
23.2	— Consent of Ernst & Young LLP, Little Rock, Arkansas
24.1	— Powers of Attorney (contained on signature page hereto)

(1)	See Exhibit 5.1 of this Registration Statement.

Item 9.    Undertakings

A.    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on November 19, 2002.

BEVERLY ENTERPRISES, INC.

By:	/s/ WILLIAM R. FLOYD

Its:	Chairman of the Board, President, Chief Executive Officer and Director

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KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John G. Arena and Douglas J. Babb, and each of them severally, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM R. FLOYD William R. Floyd	Chairman of the Board, President, Chief Executive Officer and Director	November 19, 2002

/s/ DONALD L. SEELEY Donald L. Seeley	Director	November 19, 2002

/s/ JOHNSTON C. ADAMS, JR. Johnston C. Adams, Jr.	Director	November 19, 2002

/s/ JOHN D. FOWLER, JR. John D. Fowler, Jr.	Director	November 15, 2002

James R. Greene	Director	, 2002

/s/ EDITH E. HOLIDAY Edith E. Holiday	Director	November 19, 2002

/s/ JOHN P. HOWE, III John P. Howe, III	Director	November 15, 2002

/s/ JAMES W. MCLANE James W. McLane	Director	November 19, 2002

/s/ MARILYN R. SEYMANN Marilyn R. Seymann	Director	November 19, 2002

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT
4.1	— Beverly Enterprises, Inc. Executive Deferred Compensation Plan
5.1	— Opinion of John G. Arena, Esq.
23.1	— Consent of John G. Arena, Esq. (contained in Exhibit 5.1)
23.2	— Consent of Ernst & Young LLP, Little Rock, Arkansas
24.1	— Powers of Attorney (contained on signature page hereto)